SEROLOGICALS CORPORATION

Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Serologicals Corporation:

We have audited the accompanying consolidated balance sheets of Serologicals Corporation and Subsidiaries (the “Company”) as of January 1, 2006 and January 2, 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended January 1, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Serologicals Corporation and Subsidiaries as of January 1, 2006 and January 2, 2005, and the results of its operations and its cash flows for each of the three years in the period ended January 1, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, in 2005, the Company changed the presentation of its consolidated statements of cash flows to present separate disclosure of the cash flows from operating, investing and financing activities of discontinued operations and retroactively revised the statements of cash flows for the years ended January 2, 2005 and December 28, 2003, for the change.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 14, 2006

SEROLOGICALS CORPORATION

CONSOLIDATED BALANCE SHEETS

January 1, 2006 and January 2, 2005

(in thousands, except share amounts)

	2005	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,227	$33,024
Short-term investments	17,225	29,030
Trade accounts receivable, less allowance for doubtful accounts of $1,435 and $953 at January 1, 2006 and January 2, 2005, respectively	64,172	46,899
Inventories	59,418	49,846
Other current assets	15,798	15,226

Total current assets	177,840	174,025
PROPERTY AND EQUIPMENT, NET	70,015	96,887
GOODWILL	239,520	241,038
INTANGIBLE ASSETS, NET	120,027	119,612
OTHER ASSETS	16,217	8,245

Total assets	$623,619	$639,807

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$17,377	$11,827
Accrued liabilities	41,757	37,336
Current maturities of long-term debt	1,081	2,419

Total current liabilities	60,215	51,582
CONVERTIBLE SUBORDINATED DEBENTURES (Note 8)	129,905	130,395
LONG TERM DEBT LESS CURRENT MATURITIES (Note 9)	476	2,194
DEFERRED INCOME TAXES (Note 11)	25,736	38,012
OTHER LIABILITIES	910	1,093

Total liabilities	217,242	223,276

COMMITMENTS AND CONTINGENCIES (Note 10)
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; 1,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value; 115,000,000 and 50,000,000 shares authorized, 38,567,881 and 37,752,120 shares issued at January 1, 2006 and January 2, 2005, respectively	385	377
Additional paid-in capital	347,183	334,429
Retained earnings	94,077	91,378
Accumulated other comprehensive income	8,854	11,046
Less:
Common stock held in treasury; 4,462,964 and 3,288,000 shares at January 1, 2006 and January 2, 2005, respectively	(43,472)	(20,347)
Deferred compensation	(650)	(352)

Total stockholders’ equity	406,377	416,531

Total liabilities and stockholders’ equity	$623,619	$639,807

The accompanying notes are an integral part of these consolidated statements.

SEROLOGICALS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended January 1, 2006, January 2, 2005 and December 28, 2003

(in thousands, except per share amounts)

	2005	2004	2003
NET REVENUES	$274,945	$195,923	$146,915
COSTS AND EXPENSES:
Cost of revenues	122,798	87,482	64,741
Selling, general and administrative	85,141	59,293	44,602
Research and development	17,199	10,144	6,214
Amortization of intangibles	7,206	3,771	2,175
Purchased in-process research and development (Note 3)	—	3,263	—
Impairment and exiting costs (Note 5)	38,025	—	2,778

OPERATING INCOME	4,576	31,970	26,405
Other expense (income), net	597	(54)	180
Write-off of deferred financing costs (Note 9)	—	965	4,492
Interest expense	7,361	6,052	4,384
Interest income	(1,782)	(587)	(255)

INCOME (LOSS) BEFORE INCOME TAXES	(1,600)	25,594	17,604
PROVISION (BENEFIT) FOR INCOME TAXES	(2,416)	7,933	5,537

INCOME FROM CONTINUING OPERATIONS	816	17,661	12,067
Income (loss) from discontinued operations (Note 4)	1,883	—	(10,561)

NET INCOME	$2,699	$17,661	$1,506

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$0.02	$0.68	$0.49
Discontinued operations	0.06	—	(0.43)

Net income	$0.08	$0.68	$0.06

DILUTED EARNINGS (LOSS) PER SHARE, (Note 2):
Continuing operations	$0.02	$0.59	$0.47
Discontinued operations	0.06	—	(0.37)

Net income	$0.08	$0.59	$0.10

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	34,729	26,148	24,549

Diluted (Note 2)	35,195	35,525	28,134

The accompanying notes are an integral part of these consolidated statements.

SEROLOGICALS CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended January 1, 2006, January 2, 2005 and December 28, 2003 (in thousands)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated other Comprehensive Income (Loss)	Treasury Stock		Deferred Compensation	Total
	Shares	Amount				Shares	Amount
BALANCE, December 29, 2002	27,730	$277	$118,116	$72,211	$731	(3,288)	$(20,347)	$—	$170,988
Comprehensive income:
Net income	—	—	—	1,506	—	—	—	—	1,506
Foreign currency translation adjustments	—	—	—	—	5,994	—	—	—	5,994

Comprehensive income	—	—	—	1,506	5,994	—	—	—	7,500

Exercise of stock options	288	3	1,956	—	—	—	—	—	1,959
Shares issued through employee stock purchase plans	42	1	352	—	—	—	—	—	353
Deferred and other compensation	2	—	83	—	—	—	—	—	83
Tax effect of stock option exercise	—	—	623	—	—	—	—	—	623

BALANCE, December 28, 2003	28,062	281	121,130	73,717	6,725	(3,288)	(20,347)	—	181,506
Comprehensive income:
Net income	—	—	—	17,661	—	—	—	—	17,661
Foreign currency translation adjustments	—	—	—	—	4,321	—	—	—	4,321

Comprehensive income	—	—	—	17,661	4,321	—	—	—	21,982

Shares issued in connection with business combination	4,333	43	102,456	—	—	—	—	—	102,499
Stock issued in equity offering, net	4,830	48	104,730	—	—	—	—	—	104,778
Exercise of stock options	473	4	3,976	—	—	—	—	—	3,980
Shares issued through employee stock purchase plans	39	1	482	—	—	—	—	—	483
Deferred and other compensation	15	—	394	—	—	—	—	(352)	42
Tax effect of stock option exercise	—	—	1,261	—	—	—	—	—	1,261

BALANCE, January 2, 2005	37,752	377	334,429	91,378	11,046	(3,288)	(20,347)	(352)	416,531

SEROLOGICALS CORPORATION

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated other Comprehensive Income (Loss)	Treasury Stock		Deferred Compensation	Total
	Shares	Amount				Shares	Amount
Comprehensive income:
Net income	—	—	—	2,699	—	—	—	—	2,699
Foreign currency translation adjustments	—	—	—	—	(2,192)	—	—	—	(2,192)

Comprehensive income	—	—	—	2,699	(2,192)	—	—	—	507

Exercise of stock options	703	7	6,423	—	—	—	—	—	6,430
Shares issued through employee stock purchase plans	74	1	1,348	—	—	—	—	—	1,349
Deferred and other compensation	39	—	839	—	—	—	—	(298)	541
Tax effect of stock option exercise	—	—	4,144	—	—	—	—	—	4,144
Stock acquired though stock repurchase program	—	—	—	—	—	(1,175)	(23,125)	—	(23,125)

BALANCE, January 1, 2006	38,568	$385	$347,183	$94,077	$8,854	(4,463)	$(43,472)	$(650)	$406,377

The accompanying notes are an integral part of these consolidated statements.

SEROLOGICALS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended January 1, 2006, January 2, 2005 and December 28, 2003 (in thousands)

	2005	2004	2003
CONTINUING OPERATIONS:
OPERATING ACTIVITIES:
Net income	$2,699	$17,661	$1,506
Income (loss) from discontinued operations	1,883	—	(10,561)

Net income from continuing operations	816	17,661	12,067
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Depreciation and amortization	15,543	11,021	9,477
Tax benefit from exercise of stock options	4,144	1,238	623
Deferred and other compensation	533	43	83
Deferred income tax (benefit) provision	(9,280)	5,538	(1,257)
Impairment of property plant and equipment	33,348	—	800
Non-cash exiting costs, write off of deferred financing costs and purchased in process research and development	4,917	4,228	5,602
Other, net	1,364	2,040	—
Changes in operating assets and liabilities, net of acquisition of business:
Trade accounts receivable, net	(17,686)	(5,860)	(6,518)
Inventories	(9,655)	(5,772)	(6,552)
Prepaid and other current assets	(1,092)	(1,004)	961
Accounts payable	5,514	397	(1,185)
Accrued liabilities	(3,598)	8,703	4,895
Other, net	(50)	(621)	(891)

Total adjustments	24,002	19,951	6,038

Net cash provided by operating activities	24,818	37,612	18,105

INVESTING ACTIVITIES:
Purchases of short-term investments	(70,310)	(121,330)	(40,285)
Proceeds from sale of short-term investments	82,115	119,385	17,800
Purchases of property and equipment and intangible assets	(16,475)	(19,482)	(19,644)
Proceeds from collection of principal portion of note receivable	7,249	—	—
Purchase of businesses, net of cash acquired	(6,752)	(117,680)	(97,344)
Restricted cash held in escrow	(14,505)	—	—
Other, net	(283)	254	(246)

Net cash used in investing activities	(18,961)	(138,853)	(139,719)

FINANCING ACTIVITIES:
Proceeds from issuance of convertible debentures	—	—	130,000
Proceeds from term loan	—	80,000	82,500
Repayment of term loan	—	(80,000)	(82,500)
Proceeds from equity offering, net of offering expenses	—	104,777	—
Proceeds (payments) on capital lease obligations	(2,952)	1,986	(387)
Proceeds from issuance of common shares under stock plans	7,786	4,486	2,312
Payment of debt issuance costs	—	(1,454)	(8,931)
Purchase of common shares	(23,125)	—	—

Net cash (used in) provided by financing activities	(18,291)	109,795	122,994

DISCONTINUED OPERATIONS (Revised—See Note 2):
OPERATING ACTIVITIES	1,883	(3,479)	9,174
INVESTING ACTIVITIES	—	5,613	2,288
FINANCING ACTIVITIES	—	(172)	(180)

Net cash provided by discontinued operations:	1,883	1,962	11,282

Effects of exchange rate changes on cash and cash equivalents	(1,246)	1,029	(1,825)

Net (decrease) increase in cash and cash equivalents	(11,797)	11,545	10,837
Cash and cash equivalents, beginning of period	33,024	21,479	10,642

Cash and cash equivalents, end of period	$21,227	$33,024	$21,479

SUPPLEMENTAL DISCLOSURE:
Cash paid during the period for:
Income taxes , net of refunds	$5,121	$2,370	$3,214
Interest paid, net of amounts capitalized	5,694	5,741	2,269
Non-cash investing and financing activities:
Accrued acquisition consideration	92	956	—
Accrued purchase of property and equipment	1,138	—	1,235
Fair market value of stock issued for acquisition	—	102,499	—

The accompanying notes are an integral part of these consolidated statements.

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

January 1, 2006, January 2, 2005 and December 28, 2003

1.    ORGANIZATION AND BUSINESS OPERATIONS

Serologicals Corporation, a Delaware corporation, (together with its subsidiaries, “we”, “our”, the “Company” or “Serologicals”), with facilities in North America, Europe and Australia, is a global leader in developing and commercializing consumable biological products, enabling technologies and services in support of biological research, drug discovery and the bioprocessing of life-enhancing products. Our customers include major life science companies and leading research institutions involved in key disciplines, such as neurology, oncology, hematology, immunology, cardiology, proteomics, infectious diseases, cell signaling and stem cell research. In addition, we are the world’s leading provider of monoclonal antibodies for the blood typing industry.

We report operating results in two business segments, “Research” and “Bioprocessing.” The operations of Celliance represent the Bioprocessing segment and the operations of Chemicon and Upstate represent the Research segment. Prior to 2005, we reported operating results in three business segments: Research, Cell Culture and Diagnostics. These segments were based primarily on the differing production, manufacturing and other value-added processes that we performed with respect to our products and, to a lesser extent, the differing nature of the ultimate end use of our products. All amounts in this Annual Report on Form 10-K reflect the restatement of the pre-2005 segments so that they are consistent with the current year presentation. Prior to 2003, we reported a fourth segment, Therapeutic Products. The Therapeutic Products segment is accounted for as discontinued operations for all periods presented as discussed in Note 4.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND SIGNIFICANT ACCOUNTS

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The Company’s fiscal period-end for financial reporting purposes is the last Sunday of each period and the fiscal year ends on the Sunday closest to December 31 of each year. Fiscal years 2005 and 2003 included 52 weeks while fiscal year 2004 included 53 weeks. All references to years relate to fiscal years rather than calendar years. Certain amounts for prior years have been reclassified to conform with the current year presentation.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates and assumptions.

Cash and Cash Equivalents and Marketable Securities

The Company considers all cash held in banks and highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents at January 1, 2006, January 2, 2005 and December 28, 2003, consisted primarily of overnight money market accounts, time deposits, commercial paper, demand notes and bonds with maturities of less than three months.

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

The Company invests its excess cash in marketable securities, principally auction rate securities (ARS), corporate notes and government securities.

In accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities” (“SFAS 115”), the Company has classified all short-term investments as available-for-sale.

Financial Instruments

The carrying values of cash and cash equivalents, short-term investments, accounts receivable, other assets, accounts payable, accrued expenses, capital lease obligations and loans payable to financial and lending institutions included in the Company’s consolidated balance sheets approximate their fair values at January 1, 2006 and January 2, 2005.

The fair value of the Company’s 4.75% Convertible Senior Subordinated Dentures (the “Debentures”) was approximately $193.7 million and $224.0 million at January 1, 2006 and January 2, 2005, respectively. The Debentures had a carrying amount of $129.9 million and $130.4 million at January 1, 2006 and January 2, 2005, respectively.

Disclosure about the estimated fair value of financial instruments is based on pertinent information available to the Company as of January 1, 2006 and January 2, 2005. Although the Company is not aware of any factors that would significantly affect the reasonable fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the periods presented and current estimates of fair value may differ significantly from the amounts presented herein.

Accounts Receivable and Allowances

The Company provides an allowance for doubtful accounts equal to estimated uncollectible accounts. The Company’s estimate is based on a regular review of individual account balances over 90 days, historical collection experience and consideration of other factors such as a customer’s financial status and other business risk. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. Write-offs of uncollectible accounts receivable, net of recoveries, were $0.4 million, $0.6 million and $0.7 million in 2005, 2004 and 2003, respectively.

Inventories

Inventories are stated at the lower of cost or market on a first-in, first-out basis. Cost includes materials, labor and overhead. Market, with respect to all inventories, is replacement cost or net realizable value. The Company regularly reviews inventory on hand for slow-moving, obsolete or impaired inventory and records appropriate reserves or writes off inventory balances for permanent loss of value. Finished goods and work-in-process inventory acquired in connection with business acquisitions typically includes purchase price adjustments that record a write-up in value to estimated selling prices less costs to complete, costs to dispose and a reasonable profit allowance for the distribution of products.

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

Inventories at January 1, 2006 and January 2, 2005 consisted of the following (in thousands):

	2005	2004
Raw materials	$7,157	$10,950
Work in process	21,999	12,995
Finished goods	30,262	25,901

	$59,418	$49,846

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Major property additions, replacements, and betterments are capitalized, while maintenance and repairs which do not extend the useful lives of these assets are expensed as incurred. When assets are sold or otherwise disposed of, the cost and associated accumulated depreciation is removed from the accounts and a resulting gain or loss is included in the operating results for the period. Depreciation is provided using the straight-line method over the estimated useful lives for financial reporting purposes. For income tax purposes, the Company uses accelerated depreciation methods. Depreciable lives for equipment, furniture and fixtures generally range from three to ten years. Purchased software and capitalized software project costs are depreciated over five years. Leasehold improvements are amortized over the shorter of the lease term or the economic lives of the assets. Buildings and improvements are depreciated over lives ranging from twenty to thirty-five years.

Interest is capitalized as part of the historical cost of certain property, plant and equipment constructed by the Company for its use. The amount of interest capitalized is based upon a weighted average of the interest rates of outstanding borrowings during the construction period.

Software developed or acquired for internal use is accounted for in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”), issued by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants. During 2005 and 2004, the Company capitalized costs associated with various software projects totaling approximately $3.2 million and $1.3 million, respectively. As of January 1, 2006 and January 2, 2005, the net book value of capitalized software project costs was approximately $5.6 and $3.4 million, respectively. Software is included in furniture, fixtures and equipment.

Included in construction in progress at January 1, 2006 is $1.1 million related to expenditures and capitalized interest on the implementation costs of the enterprise resource planning (“ERP”) system at Upstate, $1.0 million related to a facility improvement project in Temecula, California and $1.1 million related to a new distribution center in Kankakee, Illinois. The Company estimates completion of these currently underway system implementations in the second quarter of 2006.

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

Property and equipment at January 1, 2006 and January 2, 2005 consisted of the following (in thousands):

	2005	2004
Land, buildings and improvements	$17,411	$37,128
Leasehold improvements	12,130	10,371
Furniture, fixtures and equipment	70,337	76,733
Construction in progress	4,888	2,779

Total property and equipment	104,766	127,011
Accumulated depreciation and amortization	(34,751)	(30,124)

Property and equipment, net	$70,015	$96,887

Depreciation and amortization expense was $8.3 million, $7.3 million and $6.6 million in 2005, 2004 and 2003, respectively. During the fourth quarter of 2005, the Company recorded an impairment loss related to property plant and equipment of $33.3 million (Note 5).

Goodwill and Other Intangible Assets

Goodwill represents the excess of cost over fair value of the net assets of businesses acquired. Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) required companies to cease amortizing goodwill and establish a new method for testing goodwill for impairment on an annual basis or an interim basis if an event occurs that might reduce the fair value of a reporting unit below its carrying value. SFAS 142 also requires that an identifiable intangible asset which is determined to have an indefinite useful economic life not be amortized, but be tested separately for impairment using a fair value based approach.

The changes in the carrying amount of goodwill during 2005 and 2004 are summarized as follows (in thousands):

	Research	Bioprocessing	Total
Balance as of December 28, 2003	$63,976	$29,601	$93,577
Goodwill acquired	134,907	10,933	145,840
Acquisition earn-out payments	—	1,621	1,621

Balance as of January 2, 2005	198,883	42,155	241,038
Goodwill acquired (Note 3)	6,030	—	6,030
Acquisition earn-out payments	—	466	466
Purchase accounting adjustment (Note 3)	(7,969)	(45)	(8,014)

Balance as of January 1, 2006	$196,944	$42,576	$239,520

The Company evaluates the long-lived assets, including other intangibles and goodwill, of identifiable business activities for impairment when events or changes in circumstances indicate that the carrying value may not be recoverable. The Company tested goodwill and intangible assets with indefinite useful lives for impairment, utilizing a combination of valuation techniques including the expected present value of future cash flows, a market multiple approach, and a comparable transaction approach. The Company completed its annual goodwill and indefinite lived intangible assets test, for the year ended January 1, 2006, on July 3, 2005, as required by SFAS 142 and determined that there was no impairment for fiscal 2005.

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

Developed products, patents and proprietary know-how, customer relationships, and other intangibles are initially measured based on their fair values and amortized over their estimated economic lives. The Company does not amortize trademarks unless certain products have been specifically identified for phase out. The following table sets forth the gross balance and accumulated amortization of all intangible assets as of January 1, 2006 and January 2, 2005 (in thousands):

	Weighted Average Life	2005		2004
		Gross	Accumulated Amortization	Gross	Accumulated Amortization
Finite lived intangible assets:
Developed products	17.5 years	$29,089	$(5,221)	$80,670	$(4,221)
Patents and proprietary know-how	15 years	63,496	(6,835)	11,362	(2,333)
Customer relationships	15.6 years	20,200	(1,887)	14,700	(588)
Other intangibles	6.5 years	3,707	(1,322)	2,272	(1,050)

		116,492	(15,265)	109,004	(8,192)
Indefinite lived intangible assets:
Trademarks		18,800	—	18,800	—

Total intangible assets		$135,292	$(15,265)	$127,804	$(8,192)

The amortization expense of intangible assets was approximately $7.2 million, $3.8 million and $2.9 million in 2005, 2004 and 2003, respectively. Amortization expense is expected to be $7.3 million per year through 2009 and $7.1 million in 2010.

Other Assets

Included in other assets at January 1, 2006 is $14.5 million in restricted cash placed in escrow against the Company’s commitment to purchase two buildings in Temecula, California. On January 3, 2006, the Company disbursed the entire amount of restricted cash and completed the acquisition of these buildings.

Accrued Liabilities

Accrued liabilities at January 1, 2006 and January 2, 2005 consisted of the following (in thousands):

Description	2005	2004
Accrued payroll, bonuses, severance and related benefits	$18,803	$11,955
Accrued taxes	1,057	3,067
Accrued exiting costs	5,186	4,248
Accrued royalties	533	4,278
Accrued interest	2,358	2,104
Accrued purchase of property and equipment	1,138	—
Accrued accounts payable	2,709	900
Accrued inventory purchases	1,715	642
Deferred revenue	323	3,270
Other	7,936	6,872

	$41,758	$37,336

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

Revenue Recognition and Deferred Revenue

The Company generally recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is probable. In instances where final acceptance of the product is specified by the customer, revenue is deferred until all acceptance criteria have been met. Cash payments received in advance are recorded as deferred revenue. In certain situations, the Company permits returns of products, in accordance with contractual agreements with certain customers, if returned in a timely manner, in good condition, from normal channels of distribution. The Company records an allowance for estimated future returns, price concessions, and other discounts based upon an analysis of the Company’s historical pattern of returns matched against the sales from the period in which they originated. The allowance is recognized in the same period revenue is recorded in accordance with Statement of Financial Accounting Standards No. 48, “Revenue Recognition When Right of Return Exists.” When the Company grants specific customer credit for such items, the allowance is reflected as a reduction to accounts receivable. The Company’s allowance was approximately $1.4 million and $1.0 million at January 1, 2006 and January 2, 2005, respectively.

Shipping and Handling Costs

Shipping and handling fees charged to customers are included in net revenues in accordance with EITF 00-10, “Accounting for Shipping and Handling Fees and Costs.” The shipping and handling costs incurred by the Company are included in “Cost of revenues.”

Research and Development Costs

Research and development costs are charged to operations as incurred. Research and development activities generally relate to creating new products, improving or creating variations of existing products, or modifying existing products to meet new applications.

Foreign Currency Translation

The financial statements of the Company’s manufacturing operations located in the United Kingdom, Australia, and Canada have been translated into U.S. dollars from their local functional currencies in accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation” (“SFAS 52”). Under SFAS 52, all assets and liabilities are translated at year-end exchange rates. Income statement items are translated at average exchange rates for the year. Translation adjustments are not included in determining net income, but are accumulated and reported as a component of stockholders’ equity as accumulated other comprehensive income. Realized and unrealized gains and losses, which result from foreign currency translations, are included in “Other expenses, net.” Realized foreign currency gains and losses were immaterial in all periods presented.

The Company generates significant sales outside the United States and is subject to risks generally associated with international operations. Our operations in the United Kingdom, Australia and Canada, which accounted for approximately 29.1% of our net sales in 2005, generate certain net sales and incur expenses in foreign currencies. Accordingly, our financial results from international operations may be affected by fluctuations in currency exchange rates.

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

Earnings Per Share

Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding during the period. The calculation of the Company’s diluted earnings per share is similar to basic earnings per share, except that net income is adjusted by the after-tax interest expense on convertible indebtedness that is dilutive and the weighted average number of shares includes the dilutive effect of stock options, stock awards, convertible indebtedness and similar instruments.

The following table sets forth the calculation of basic and diluted earnings per share in accordance with SFAS 128 (in thousands, except per share amounts):

	2005	2004	2003
Numerator:
Income from continuing operations	$816	$17,661	$12,067
Income (loss) from discontinued operations	1,883	—	(10,561)

Net income	2,699	17,661	1,506
Add back: interest expense on convertible debentures, net of income taxes	—	3,320	1,269

Numerator for diluted earnings per share	$2,699	$20,981	$2,775

Denominator:
Basic earnings per share—weighted average shares outstanding	34,729	26,148	24,549
Effect of dilutive securities:
Stock options	381	554	388
Convertible debentures	—	8,790	3,174
Common stock awards	85	33	23

Diluted earnings per share—weighted average shares outstanding	35,195	35,525	28,134

Basic earnings (loss) per share
Continued operations	$0.02	$0.68	$0.49
Discontinuing operations	0.06	—	(0.43)

Net income	$0.08	$0.68	$0.06

Diluted earnings (loss) per share
Continued operations	$0.02	$0.59	$0.47
Discontinuing operations	0.06	—	(0.37)

Net income	$0.08	$0.59	$0.10

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

The following shares issuable under stock option agreements and the Debentures were excluded from the calculation of diluted earnings per share for the periods presented because either the option price exceeded the average market price for the Company’s stock or the conversion of the Debentures would have been antidilutive (in thousands):

	2005	2004	2003
Stock options	40	300	100

Convertible debentures	8,790	—	—

Stock-Based Compensation Plan

The Company has a stock-based compensation plan, which is described more fully in Note 7. The Company accounts for this plan under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Excluding amortization of restricted stock and compensation expense related to performance shares (Note 7), no other stock-based employee compensation cost was reflected in net income as all options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net income and earnings (loss) per share if the Company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”) to stock-based employee compensation (in thousands, except per share amounts):

	2005	2004	2003
Net income as reported	$2,699	$17,661	$1,506
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	666	163	226
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(2,950)	(2,111)	(2,708)

Pro forma net income (loss)	$415	$15,713	$(976)

Earnings (loss) per share:
Basic—as reported	$0.08	$0.68	$0.06

Basic—pro forma	$0.01	$0.60	$(0.04)

Diluted—as reported	$0.08	$0.59	$0.10

Diluted—pro forma	$0.01	$0.54	$(0.04)

Convertible debentures are antidilutive and excluded from the pro forma diluted earnings per share calculation for the year ended January 1, 2006.

Under SFAS 123, the fair value of stock-based awards is calculated through the use of option-pricing models, even though such models were developed to estimate the fair value of freely tradable, fully

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

transferable options without vesting restrictions, which differ significantly from the Company’s stock option grants. These models also require subjective assumptions, including future stock price volatility and expected lives of each option grant. The fair value for each option grant was estimated on the grant date using the Lattice option-pricing model for grants made during 2005 and 2004 and the Black-Scholes option-pricing model for all grants made prior to 2004 using the following assumptions:

	2005	2004	2003
Expected life (weighted-average in years)	4.4	4.7	4.3
Dividend yield	0%	0%	0%
Expected stock price volatility	29% to 37%	25% to 37%	65%
Risk-free interest rates (weighted-average in 2003)	3.35% to 3.85%	1.31% to 4.18%	2.06%

Using these assumptions, the fair value of options calculated under the Lattice method ranged from $5.72 to $7.68 per share. The weighted average fair value per share of options granted in 2003 calculated under the Black-Scholes method was $6.10. Had the Black-Scholes method been used to compute the fiscal 2004 and 2005 stock-based compensation expense, the fiscal 2004 and 2005 pro forma net income would not have been materially different.

Income Taxes

The Company accounts for income taxes under the provisions of Financial Accounting Standards Board Statement No. 109, “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, the Company recognizes liabilities or assets for the deferred tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. These differences will result in taxable or deductible amounts in future periods when the reported amounts are recovered or settled, using enacted tax rates in effect for the year in which the differences are expected to reverse.

The Company’s effective tax rate differs from the statutory rate primarily as a result of tax credits and the extraterritorial income tax regime. Because the Company operates in a number of domestic and foreign jurisdictions, the statutory rates within these various jurisdictions are considered in determining the overall effective tax rate.

Comprehensive Income

In accordance with Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS 130”) comprehensive income (loss) is reported on the Consolidated Statements of Stockholders’ Equity and accumulated other comprehensive income (loss) on the Consolidated Balance Sheets. Other comprehensive income includes certain changes to stockholders’ equity that are excluded from net income and includes the effect of foreign currency translation adjustments of the Company’s foreign operations.

Statement of Cash Flows

During 2005, the Company changed the presentation of cash flows from discontinued operations to present separate disclosure of the cash flows from operating, investing, and financing activities.

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 123R (revised 2004) “Share-Based Payment,” (“SFAS 123R”) which is a revision or SFAS No 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). SFAS 123R supersedes APB 25, “Accounting for Stock issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.” The approach in SFAS 123R is generally similar to the approach described in SFAS 123. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the earnings statements based on their fair values. Pro forma disclosure will no longer be an alternative.

We adopted SFAS 123R as of January 2, 2006 using the modified prospective method. Under this transition method, compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS 123R for all share based payments granted after the effective date and (b) based on the requirements of SFAS 123 for all awards granted to employees prior to the effective date of SFAS 123R that remain unvested on the effective date. As permitted by SFAS 123, through January 1, 2006 we accounted for share based payments to employees using APB 25’s intrinsic value method and, as such, generally have not recognized compensation cost for employee stock options. We estimate that pretax compensation expense for stock options will result in an additional compensation expense of approximately $3.3 million in 2006 excluding the effect of any grants issued in 2006.

SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as previously required This requirement will reduce net operating cash flows and increase net financing cash flows. While we can not estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), the amounts of operating cash flows recognized in prior periods for such excess tax deductions were $4.1 million, $1.2 million and $0.6 million in 2005, 2004 and 2003, respectively.

In November 2004, the FASB issued SFAS No. 151 “Inventory Costs, an amendment of Accounting Research Bulletin No. 43, Chapter 4” (“SFAS 151”). SFAS 151 requires that abnormal amounts of idle facility expense, freight, handling costs and spoilage be recognized as current period charges, and it requires the allocation of fixed production overhead costs to the costs of conversion based upon the normal capacity of the production facility. SFAS 151 is effective for fiscal years beginning after June 14, 2005. As required by SFAS 151, the Company adopted this new accounting standard on January 2, 2006. The adoption of SFAS 151 is not expected to have a material impact on the Company’s financial statements.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153 (“SFAS 153”), “Exchanges of Non-monetary Assets—an amendment of APB Opinion No. 29.” SFAS 153 addresses the measurement of exchanges of non-monetary assets. It eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29 “Accounting for Non-monetary Transactions” and replaces it with an exception for exchanges that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. As required by SFAS 153, the Company adopted this new accounting standard effective July 1, 2005. The adoption of SFAS 153 did not have a material impact on the Company’s financial statements.

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

In March 2005, the FASB Issued FIN 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143, Accounting for Asset Retirement Obligations.” FIN 47 clarifies that SFAS 143 requires accrual of the fair value of legally required asset retirement obligations if sufficient information exists to reasonably estimate the fair value. The Company adopted this new accounting standard during the fourth quarter of 2005. See Note 5 for the effect of FIN 47 on the Company’s financial statements.

In June 2005, the FASB issued Statement of Financial Accounting Standards No. 154 (“SFAS 154”), “Accounting Changes and Error Corrections.” SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective application to prior periods’ financial statements of a voluntary change in accounting principle unless it is impracticable. In addition, this Statement requires that a change in depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. This new accounting standard is effective January 1, 2006. The Company will apply the provision of SFAS 154 when applicable.

3.    ACQUISITIONS

Specialty Media

On February 22, 2005, Chemicon acquired Specialty Media, a division of Cell & Molecular Technologies, Inc., wholly owned by Sentigen Holding Corporation. Specialty Media, based in Phillipsburg, New Jersey, develops and supplies a variety of specialty stem cell culture media formulations and supplements, cells and research reagent tools to the life sciences industry. Serologicals acquired all of the assets of Specialty Media for $6.5 million in cash and assumption of certain liabilities. The Specialty Media acquisition provides a number of important strategic product offerings for our Research segment; most significantly, its products extend Chemicon’s stem cell product portfolio.

The components of the purchase price were (in thousands):

Cash paid	$6,500
Direct costs	84
Mortgage debt assumed	245
Other liabilities assumed	340

$7,169

The Company has completed its valuation of the fair market value of the underlying assets acquired and the allocation of assets acquired was as follows (in thousands):

		Weighted Average Useful Life
Current assets	$630
Property and equipment	509
Intangibles, principally goodwill	6,030	Indefinite

	$7,169

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

The Company believes the depreciation expense on the fair value assigned to property and equipment and the amortization of intangible assets and goodwill will be deductible for federal income tax purposes.

The results of Specialty Media were not material to the results of operations for the twelve months ended January 1, 2006 or January 2, 2005; accordingly, no pro forma disclosure is presented.

Acquisition of Upstate Group, Inc.

Effective October 1, 2004, Serologicals completed the acquisition of Upstate, a privately held company headquartered in Charlottesville, Virginia with operations in the United States and Scotland. Upstate is a leading supplier of innovative cell signaling products, technologies, platforms and services. Upstate provides pharmaceutical and biotechnology companies, universities and government agencies with advanced tools to accelerate life science research and drug discovery. The acquisition extended and expanded the Company’s strategic position in the research market and provided an entry into the growing market for drug screening and target validation services. The results of operations of Upstate have been included in the Research segment since the effective date of acquisition.

The Company acquired 100% of the outstanding preferred and common shares of Upstate for total consideration of $203.3 million. The acquisition was financed through a combination of Serologicals common stock, cash on hand and proceeds from a new credit agreement. In addition, Serologicals paid approximately $4.0 million in related transaction costs, primarily for investment banking and professional services in connection with the acquisition.

The Company issued approximately 4.3 million unregistered shares of its common stock at an average price of $23.6539 per share, based on the average trading price on NASDAQ during the 20 trading days between September 14, 2004 and October 11, 2004, to stockholders of Upstate. The remaining purchase price was paid through a combination of cash on hand and proceeds from an $80.0 million term loan available under a $125.0 million credit agreement. The term loan was subsequently repaid in December 2004 from proceeds received from a secondary public offering of common stock. (Notes 6 and 9).

The excess of purchase price over the fair value of assets acquired and liabilities assumed was $135.1 million, and has been recorded as goodwill. None of the goodwill related to the acquisition is expected to be deductible for tax purposes.

During 2005, the Company finalized its evaluation of the purchase price allocation based on the fair market value of the assets and liabilities assumed as of the date of purchase. The components of the purchase price are presented below (in thousands):

	As Originally Reported	Adjustments	Final Purchase Price
Stock issued and cash paid to shareholders	$203,325	$—	$203,325
Direct costs of acquisition	3,998	—	3,998
Liabilities assumed	34,781	(1,308)	33,473

Total consideration and acquisition costs	$242,104	$(1,308)	$240,796

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

During 2005, the Company completed its analysis of the fair market value at the date of acquisition of the finished goods inventory, certain intangible assets, deferred income taxes and preacquisition liabilities of Upstate, resulting in a net decrease in goodwill of $8.0 million. The adjusted allocation of purchase price to the underlying assets is as follows (in thousands):

	As Originally Reported	Adjustments	Adjusted Allocation	Intangible Weighted Average Useful Life
Cash and cash equivalents	$1,238	$—	$1,238
Accounts receivable, net	6,403	—	6,403
Inventory	9,420	2,361	11,781
Other current assets	1,907	—	1,907
Property and equipment	9,515	—	9,515
Developed products	53,200	(1,200)	52,000	17 years
Trademarks and trade name	9,800	—	9,800	Indefinite
Other intangible assets	12,200	5,500	17,700	15 years
Purchased in-process research and development	3,263	—	3,263	Expensed in 2004
Goodwill	135,158	(7,969)	127,189	Indefinite

	$242,104	$(1,308)	$240,796

The Company is continuing its plan of integration of certain activities at Upstate. These activities are accounted for in accordance with EITF 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination” (“EITF 95-3”). They primarily include the closure of facilities, the abandonment or redeployment of equipment, employee terminations and other activities in the United States. Such costs have been recognized as liabilities assumed in the acquisition. During 2005, the Company recorded a $2.2 million liability as a result of severance costs and relocation costs related to the acquisition with a corresponding adjustment to goodwill and $0.2 million in accrued retention bonuses with the corresponding adjustment to current period expense. At January 1, 2006, the Company had $2.5 million in accrued expenses and other current liabilities in the accompanying consolidated balance sheet related to this integration.

Changes in accrued acquisition and business integration costs for all periods presented subsequent to the acquisition date are as follows (in thousands):

	Original amount recorded	Prior year amounts paid	Balance at January 2, 2005	Additional accruals	Amounts paid	Balance at January 1, 2006
Severance and relocation cost	$293	$(185)	$108	$1,916	$(1,014)	$1,010
Facility closure	1,470	(10)	1,460	136	(430)	1,166
Other	530	—	530	121	(375)	276

	$2,293	$(195)	$2,098	$2,173	$(1,819)	$2,452

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

Acquisition of Chemicon International, Inc.

Effective April 1, 2003, Serologicals completed the acquisition of 100% of the outstanding common stock of Chemicon. During the first quarter of 2004, the Company completed its evaluation of a restructuring of certain components of Chemicon’s operations, which was contemplated at the date of acquisition. As a result, the Company accrued $1.8 million related to lease terminations and site relocation costs. This amount was recorded to goodwill in the first quarter of 2004 as an adjustment to the purchase price of Chemicon in accordance with EITF 95-3. At January 1, 2006, the Company had $1.7 million remaining in accrued expenses and other current liabilities in the accompanying consolidated balance sheet related to this integration. The Company expects to complete the activities associated with this restructuring in 2006. Activity of accrued acquisition and business integration costs for all periods presented subsequent to the acquisition date is as follows (in thousands):

	Original amount recorded	Prior year amounts paid	Balance at January 2, 2005	Amounts paid	Balance at January 1, 2006
Facility closure	$1,250	$(46)	$1,204	$—	$1,204
Other	503	(46)	457	(3)	454

	$1,753	$(92)	$1,661	$(3)	$1,658

4.    DISCONTINUED OPERATIONS

On July 10, 2003, the Company announced its intention to exit the therapeutic plasma business, which consisted of a network of ten plasma collection centers and a central testing laboratory. The divestiture was completed with the sale of these operations on January 15, 2004, effective December 28, 2003, with Life Therapeutics, a company based in Sydney, Australia (the “Buyer”). Under the provisions of Statement of Financial Accounting Standards No. 144, “Impairment of Long-Lived Assets and Discontinued Operations” (“SFAS 144”) this business was classified as a discontinued operation. The results of operations for this business have been classified as discontinued operations in all periods presented.

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

In October 2005, the Company received $3.1 million as settlement of a contractual claim with a customer of the Company’s former therapeutic plasma business. The payment, net of income taxes and collection expenses totaling approximately $1.2 million, is included in “Income from discontinued operations” in the accompanying consolidated income statement for the twelve months ended January 1, 2006. During 2004 the Company did not incur any income or expenses as a result of discontinued operations. The following table contains results of operations from discontinued operations for the twelve months ended December 28, 2003 (in thousands):

2003
Net revenues	$29,736
Cost of revenues	26,676

Gross profit	3,060
Selling, general and administrative	3,772
Research and development	550
Amortization of intangibles	13
Impairment loss	12,554
Special charges	1,657

Operating loss	(15,486)
Other expenses, net	(110)

Loss before taxes	(15,596)
Income tax benefit	5,035

Loss from discontinued operations	$(10,561)

During 2003, the Company recorded an impairment loss of $12.6 million, based on the total consideration received for this transaction, which is included as a component of “Loss from discontinued operations.” No additional gain or loss was recorded in 2004 at the time of closing.

Part of the sale proceeds consisted of secured promissory notes, which were recorded at their estimated net realizable value of $7.9 million. In December 2004, the Company renegotiated the terms of the promissory notes, combining them into one secured promissory note (“new note”) with a stated face value of $7.8 million. The new note receivable was payable in variable quarterly installments through December 2007. The Company recorded an imputed interest charge on this new note in December 2004 because the stated interest rate on the new note was considered below market.

In September 2005, the Buyer prepaid the entire remaining outstanding principal balance on the note. Under the terms of the transaction, the remaining debt balance of $6.8 million was settled for $6.0 million in cash and a royalty-bearing, non-exclusive commercial license to a purification technology. The amount of the discount, less unamortized imputed interest income, was reported as a $0.5 million charge and is included as “Other expense, net” in the accompanying consolidated income statement for the year ended January 1, 2006.

The current portion, $1.9 million, and long term portion, $5.3 million, of the note were included in “Other current assets” and “Other assets”, respectively, in the January 2, 2005 consolidated balance sheet.

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

The Company has guaranteed real estate lease obligations totaling approximately $3.3 million related to the therapeutic plasma business. If the buyer defaults on the lease payments, the Company would be required to assume these leases. The Company has accrued a stand ready obligation of $0.1 million in accordance with FASB Interpretation No. 45, “Guarantor Accounting and Disclosure Requirement for Guarantees” for these guarantees.

5.    IMPAIRMENT AND EXITING COSTS

2005

As a result of the Company’s ongoing plant consolidation and rationalization initiatives, in January 2006 the Company announced a plan to rationalize, integrate and align the resources of the Company’s Bioprocessing segment. This rationalization program includes workforce reduction, impairment of certain facilities, and other charges. The expected completion of the program is anticipated for late 2006.

As a result of the rationalization plan, the Company decided to close the Celliance manufacturing facilities in Toronto, Ontario, Canada and to dispose of the plant assets, machinery and equipment at the facilities. The Company expects that the final sale and disposal of the assets will be completed in 2006. In connection with the plan of disposal, the Company determined that the carrying values of some of the underlying assets exceeded their fair values. Consequently the Company recorded an impairment loss of $16.0 million, which represents the amounts by which the carrying values of these assets exceeded their estimated fair values determined by their estimated future discounted cash flows. The impairment loss is included in the “Impairment and exiting costs” line item in the accompanying consolidated income statement for 2005. The remaining value of the impaired assets is included in the “Property and equipment, net” line item in the accompanying consolidated balance sheet for the period ended January 1, 2006 since the operations will continue until at least mid 2006.

In January 2006, management committed to a plan to not commence operations at its manufacturing facility in Lawrence, Kansas and to dispose of the plant assets, machinery and equipment at this facility. The Company expects that the final sale and disposal will be completed in 2006. In connection with the plan of disposal, the Company determined that the carrying values of some of the underlying assets exceeded their fair values. Consequently the Company recorded an impairment loss of $17.1 million, which represents the excess of the carrying values of the assets over their fair values, less cost to sell. The impairment loss is included in the “Impairment and exiting costs” line item in the accompanying consolidated income statement for 2005. The remaining value of impaired assets is included in the “Property and equipment, net” line item in the accompanying consolidated balance sheet for the period ended January 1, 2006.

In conjunction with the decision to close these facilities the Company identified an asset retirement cost of $1.2 million. Under the provisions of FIN 47 and SFAS 143 the entire amount of identified asset retirement costs is included in “Impairment and exiting costs” and the associated liability of $1.2 million is included in “Accrued liabilities” in the accompanying consolidated financial statements for the period ended January 1, 2006. None of the recorded liability was settled in the period ended January 1, 2006.

During 2005, the Company incurred certain other impairment charges related to the disposition of certain other assets in the Bioprocessing segment of $0.2 million.

The rationalization program resulted in certain non-impairment related costs expected to be incurred primarily for workforce reduction, abandonment of excess facilities relating to lease terminations, inventory write-off and miscellaneous costs.

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

A summary of the impairment and exiting costs recognized for the year ended January 1, 2006 are as follows (in thousands):

	Impairment	Workforce Reduction	Lease Termination Costs	Other Exit Costs	Subtotal	Inventory Write-off	Grand Total
Amounts expensed in 2005	$33,348	$1,016	$946	$2,715	$38,025	$1,336	$39,361

Additional amounts expected to be incurred	$—	$1,393	$150	$80	$1,623	$—	$1,623

At January 1, 2006, the accrued liability associated with the exiting plan consisted of the following (in thousands):

	Impairment	Workforce Reduction	Lease Termination Costs	Other Exit Costs	Subtotal	Inventory Write-off	Grand Total
Charges in 2005	$33,348	$1,016	$946	$2,715	$38,025	$1,336	$39,361
Payments and non-cash charges in 2005	(32,098)	—	(741)	—	(32,839)	(1,336)	(34,175)

Accrued liability at January 1, 2006	$1,250	$1,016	$205	$2,715	$5,186	$—	$5,186

The remaining accruals at January 1, 2006 of $5.2 million are expected to be paid through December 31, 2006.

The workforce reduction, impairment, lease termination and other exit costs are included in “Impairment and exiting costs” in the accompanying consolidated income statement. Inventory write off costs are included in “Costs of revenues” in the accompanying consolidated income statement. All impairment and exiting costs discussed above relate to the Bioprocessing segment.

During 2005, the Company incurred certain other employee termination costs related to a closure of its Lake Placid plant included in the Research segment of $1.4 million, of which $0.9 million is included in “Cost of revenues” and $0.5 million in “Selling, general and administrative” expenses in the January 1, 2006 consolidated income statement. None of these costs were paid in 2005 and the entire amount of accrued liabilities of $1.4 million associated with the closure of the Lake Placid plant is included in “Accrued liabilities” in the accompanying consolidated balance sheet as of January 1, 2006.

2003

During 2003, the Company transferred the responsibility for manufacturing and distribution of research products produced at a Maryland facility to Chemicon. The Company reduced its workforce at various locations and recorded $2.8 million in impairment and exiting costs. The components of these charges included approximately $0.6 million for employee severance, $0.8 million related to the impairment of certain long-lived assets at Gaithersburg, Maryland, a charge of $0.9 million for a temporary plant shutdown in Toronto due to a Bovine Spongiform Encephalopathy scare in Canada and $0.5 million of other miscellaneous costs.

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

6.    STOCKHOLDERS’ EQUITY

Preferred Stock

Under the terms of its amended and restated articles of incorporation, the Company is authorized to issue 1,000,000 shares of Preferred Stock that may contain such preferences, rights and restrictions as may be determined by the Company’s Board of Directors. There is no preferred stock outstanding.

Common Stock

On May 11, 2005, the Company’s shareholders approved an amendment to Article Four of the Company’s Amended and Restated Certificate of Incorporation that increased the number of authorized shares of Common Stock from 50,000,000 shares to 115,000,000 shares.

In December 2004, the Company completed a public equity offering in which 4.8 million shares of common stock were sold for a price of $22.80 per share. The net proceeds received from the sale were approximately $104.7 million after deducting underwriting discounts, commissions and other direct issuance costs. The Company used a portion of the proceeds to retire the $80.0 million term loan used to complete the Upstate purchase.

In November 2004, the Company completed the registration of the 4.3 million shares of its common stock issued in the Upstate acquisition under the terms of a registration rights agreement with the selling shareholders of Upstate.

In June 2004, the Company completed the registration of approximately 8.8 million shares of its common stock under the terms of its Debentures (Note 8). The Debentures are convertible into shares at an initial rate of 67.6133 shares of common stock per $1,000 principal amount of the Debentures. In January 2004, the Debentures became convertible (Notes 2 and 8).

Common Stock Repurchases

On June 10, 2005 the Company announced that its Board of Directors authorized a stock repurchase program to repurchase up to 2.0 million shares of the Company’s common stock over the next three years ending in June 2008. The program is intended to be implemented through purchases made from time to time in the open market or through private transactions in accordance with applicable securities laws. The timing, pricing and size of purchases will depend on market conditions, prevailing stock prices and other considerations. During 2005, the Company repurchased approximately 1.2 million shares of common stock for $23.1 million. Prior to 2005, the Company acquired 3.3 million shares of common stock at an aggregate cost of approximately $20.0 million. The Company records treasury shares at cost. The purchase of the shares was funded primarily through cash provided by operating activities.

Stockholder Rights Plan

On July 26, 1999, the Board of Directors adopted a stockholder rights plan, pursuant to which one preferred stock purchase right (a “Right”) was distributed for each outstanding share of common stock held of record on August 25, 1999. Each Right represents a right to purchase, under certain circumstances, one one-thousandth ( 1/1000) of a share of a new series of preferred stock at an exercise price of $45.00. If any person or group acquires 15% or more of the common stock of the Company

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

(except in transactions approved by the Board of Directors of the Company in advance), each Right will then entitle its holder, other than the person or group owning 15% or such other persons or groups, to acquire, at the exercise price, shares of the Company’s common stock with a market value equal to twice the exercise price. The Company may elect, however, to exchange a newly issued share of the Company’s common stock for each Right. If any person or group owns 15% or more of the Company’s common stock, and the Company is acquired in a merger or other business combination, or if 50% of its earning power or assets are sold, each Right will entitle its holder, other than the person or group owning 15%, to acquire, at the exercise price, shares of the acquiring company’s common stock with a market value of twice the exercise price.

Persons owning 15% or more of Company’s common stock on the date the plan was adopted were exempt, so long as they do not acquire an additional number of shares greater than 2% of the outstanding shares, other than in a transaction approved by the Board of Directors of the Company in advance. The Rights expire on August 2, 2009.

Common Shares Reserved for Issuance

Shares of common stock reserved for issuance at January 1, 2006 and January 2, 2005 consisted of the following (in thousands):

	2005	2004
Various stock option plans	10,131	3,746
Employee stock purchase plans	308	456
Convertible debentures	8,790	8,790

	19,229	12,992

7.    STOCK COMPENSATION PLANS

Serologicals Corporation 2005 Incentive Plan

On May 11, 2005, the Company’s shareholders approved the Serologicals Corporation 2005 Incentive Plan (the “2005 Incentive Plan”), under which 10,000,000 shares of Common Stock are reserved for issuance. The 2005 Incentive Plan provides specific limitations on the size of grants that any one participant in the 2005 Incentive Plan may be granted. Pursuant to the 2005 Incentive Plan, the Committee is authorized to issue awards consisting of stock options, deferred stock units, performance share units, restricted stock, restricted stock units, stock appreciation rights (“SARs”) and other stock-based awards and cash payments.

The exercise price of stock options is the fair market value of the common stock on the date of grant. Options granted in 2005 under the 2005 Incentive Plan vest ratably over a period of four years and have terms of seven years. Vested options held by terminated employees allow for exercise periods of three months following termination. As of January 1, 2006, options to purchase approximately 0.6 million shares were outstanding under the 2005 Incentive Plan, none of which were exercisable.

Under the 2005 Incentive Plan the Company granted performance shares to certain employees. The vesting of performance shares is based on achieving certain performance targets over the performance period ending December 31, 2006. Included in net income for the year ended January 1, 2006 is $0.3 million of compensation expense net of tax related to performance shares.

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

The 2005 Incentive Plan replaced the Serologicals Corporation Stock Incentive Plan, which was approved by shareholders on May 8, 2001 (the “2001 Incentive Plan”) and is described in further detail below. The 2001 Incentive Plan automatically terminated as of the date the shareholders approved the 2005 Incentive Plan, except that such termination did not affect any grants or awards outstanding under the 2001 Incentive Plan or prior plans. Shares previously reserved for issuance under the 2001 Incentive Plan that remained available for grants under the 2001 Incentive Plan and any shares subject to awards under the 2001 Incentive Plan that subsequently are forfeited, cancelled or expire unexercised are available for issuance under the 2005 Incentive Plan.

2001 Incentive Plan

The Company’s 2001 Incentive Plan was replaced by the 2005 Incentive Plan described above. Upon approval, the 2001 Incentive Plan replaced prior plans described in further detail below. The exercise price of the options is the fair market value of the common stock on the date of grant. Options granted in 2004, 2003 and 2002 under the 2001 Incentive Plan vest ratably over a period of one year for directors and four years for employees, and have terms of six years. Vested options held by terminated employees allow for exercise periods of three months following termination. As of January 1, 2006, options to purchase approximately 1.6 million shares were outstanding under the 2001 Incentive Plan, approximately 0.8 million of which were exercisable. No further grants will be issued under the 2001 Incentive Plan.

Other Stock Compensation Plans

The Company’s Second Amended and Restated 1994 Omnibus Incentive Plan, as Amended and the Restated 1995 Non-Employee Directors’ Stock Option Plan, as Amended were replaced by the 2001 Incentive Plan. As of January 1, 2006, an immaterial number of options outstanding and/or exercisable was outstanding under these plans.

Stock Option Activity

The following table summarizes the activity for all stock options and performance shares outstanding (shares in thousands):

	2005		2004		2003
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	2,560	$15.31	2,395	$13.28	2,249	$13.46
Granted	788	17.25	960	19.33	632	11.71
Exercised	(652)	9.63	(473)	8.42	(265)	7.09
Forfeited or expired	(270)	20.95	(321)	22.47	(222)	17.97

Outstanding at end of year	2,426	16.83	2,561	15.31	2,394	13.28

Options exercisable at end of year	940	16.34	1,176	12.81	1,317	13.58

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

The following table summarizes information about all stock options and performance shares outstanding and exercisable at January 1, 2006 (shares in thousands):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$0.00 - $5.00	200	5.3	$0.00	59	$0.00
$5.01 - $10.00	9	3.4	7.06	9	7.06
$10.01 - $15.00	413	3.2	11.92	201	12.03
$15.01 - $20.00	977	3.7	18.35	479	17.86
$20.01 - $25.00	797	5.4	21.35	162	21.16
$25.01 - $30.00	30	3.0	29.75	30	29.75

	2,426	4.3	$16.83	940	$16.34

Employee Stock Purchase Plan

Pursuant to the terms of the Company’s 1996 Employee Stock Purchase Plan (the “Purchase Plan”), eligible employees are able to purchase shares of the Company’s common stock through a payroll deduction program. The Company has reserved 0.6 million shares for issuance pursuant to the Purchase Plan. Employees may have up to 25% of their compensation withheld to purchase shares at a price equal to 85% of the lower of the closing price on the first or last day of each successive three-month purchase period. As of January 1, 2006, approximately 0.3 million shares had been acquired pursuant to the Purchase Plan.

Pursuant to the terms of the Company’s United Kingdom Share Incentive Plan (the “UK Plan”), eligible employees are able to purchase shares of the Company’s common stock through a payroll deduction program. The Company has reserved 0.1 million shares for issuance pursuant to the UK Plan. Employees may have up to 10% of their compensation withheld to purchase shares of the Company’s common stock at the lower of fair market value at the beginning of the accumulation period or the acquisition date, as defined in the UK Plan. The Company matches 1 share for every 6 shares purchased in an accumulation period. Employees are required to hold these matching shares for a period of at least 3 years. As of January 1, 2006, approximately 2,700 shares had been acquired pursuant to the UK Plan.

Restricted Stock

Periodically the Company has awarded restricted common stock and restricted stock units to eligible key employees and non-employee directors under the Company’s equity-based incentive plans. These awards have restriction periods tied primarily to service and attainment of specified performance goals. The awards are recorded at market value on the date of the grant to unearned compensation; compensation expense is recognized over the restriction period on a straight-line basis, net of forfeitures. In the twelve months ended January 1, 2006 the Company issued shares under this program to certain key employees and non-employee directors, which were recorded at their fair market value on the date of issue, $0.7 million. These restricted shares cliff vest over one to five years from date of issuance. The Company recorded these shares as outstanding with an offsetting entry to “Deferred compensation”, a component

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

of stockholders’ equity. Included in net income for the year ended January 1, 2006 is $0.3 million in net of tax compensation expense related to restricted stock. The net of tax compensation expense related to restricted shares for the two years in the period ended January 2, 2005 was immaterial.

8.    CONVERTIBLE SENIOR SUBORDINATED DEBENTURES

On August 20, 2003, the Company completed a private placement of 4.75% Convertible Senior Subordinate Debentures (“Debentures”) to certain institutional investors totaling $130.0 million, or $126.1 million after expenses. The offering costs of $3.9 million are recorded as “Other assets” and are being amortized over five years, which is the expected term of the Debentures. The Debentures are convertible into shares of Serologicals’ common stock at an initial rate of 67.6133 shares of common stock per $1,000 principal amount of the Debentures, or approximately 8.8 million shares of common stock at a conversion price of $14.79 per share. These Debentures became convertible in January 2004 under the conversion features in the Debenture Indenture. Interest on the Debentures is payable semi-annually on February 15th and August 15th.

The Debentures may be redeemed, in whole or in part, at the Company’s option on or after August 22, 2008 at 100% of the principal amount. In addition, the holders of the Debentures may require the Company to repurchase all or a portion of the Debentures for 100% of the principal amount, plus accrued interest, on August 15, 2008, August 15, 2010, August 15, 2013, August 15, 2018, August 15, 2023, August 15, 2028, or at any time prior to their maturity following a fundamental change in the business, as defined in the Indenture for the Debentures. For any Debentures that the holders require the Company to repurchase, other than on August 15, 2008, the Company may, at its option, pay the repurchase price in cash or shares of the Company’s common stock. The Company has established a policy that all repurchases will be in cash. The Debentures are unsecured obligations of the Company and are subordinated to all of the Company’s senior debt, including any debt incurred under its credit facility (Note 9).

In October 2003, the Company entered into interest rate swap agreements with the objective of converting $70.0 million principal amount of its Debentures to a variable interest rate based on the 6-months LIBOR rate at the end of each interest period plus a spread of 66 basis points. In June 2005, the Company terminated its interest rate swap agreements and received $0.1 million in cash proceeds.

The interest rate swaps were designated and qualified as fair value hedges in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivatives and Hedging Activities” and related interpretations and amendments. Accordingly, the portion of the Debentures hedged was adjusted by the fair value of the changes related to the swaps. In June, 2005, the Company adjusted the swap values by marking-to-market the swaps so that they equaled the net proceeds received on the termination. Simultaneously, the Company recorded a $0.2 million gain in hedge ineffectiveness. The resulting net adjustment to the carrying value of the Debentures of $0.1 million will be accreted as additional interest expense over the remaining estimated life of the Debentures.

At January 2, 2005, the fair market value of the interest rate swaps was an asset of $0.4 million and was included in “Other assets” in the accompanying consolidated balance sheet.

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

The Company has presented the carrying value of the Debentures as of January 1, 2006 and January 2, 2005 as follows:

	2005	2004
Face value of Debentures	$130,000	$130,000
Mark-to-market value as a result of interest rate swap agreements	(95)	395

Carrying value of Debentures	$129,905	$130,395

9.    LONG TERM DEBT AND CAPITAL LEASE OBLIGATIONS

In October 2004, the Company and a bank syndicate entered into a new $125.0 million credit agreement consisting of an $80.0 million seven-year term loan and a $45.0 million five-year revolving credit facility (“Revolver”), and terminated a previously existing $30.0 million revolving credit facility. In connection with the termination of the existing facility, the Company incurred a non-cash charge of $0.2 million associated with the write-off of the unamortized deferred financing costs in 2004. As of January 1, 2006 and January 2, 2005, there were no amounts outstanding under the Revolver. The Company used the proceeds of the $80.0 million term loan, less deferred financing costs of approximately $1.1 million, to fund a portion of the Upstate acquisition. (See Note 3)

As discussed in Note 6, the Company used a portion of the proceeds from its common stock offering to repay the $80.0 million term loan in December 2004. In 2004, the Company incurred a non-cash charge of $0.8 million associated with the write-off of the unamortized deferred financing costs which had been allocated to the term loan. The remaining deferred financing costs, $0.3 million, associated with the Revolver, were capitalized and included in other assets and are being amortized to interest expense over the five-year term of the Revolver.

Borrowings under the terms of the Revolver bear interest payable quarterly at the Company’s option at a rate of either the bank’s base rate plus a margin of .50% to 1.00%, or the prevailing Eurodollar rate plus a margin of 1.50% to 2.00%, depending on certain financial ratios. The Company is required to pay an annual commitment fee ranging from .375% to .500%, depending on the Company’s leverage and amounts borrowed under the Revolver. The applicable margins for the Revolver and commitment fees on the unused portion of the Revolver are subject to adjustment on future adjustment dates based on the consolidated leverage ratio of the Company on the adjustment dates. The credit agreement is secured by substantially all of the assets of the Company. Under the terms of the credit agreement, the Company is obligated to abide by certain affirmative and negative covenants, including but not limited to total leverage ratio, fixed charge coverage ratio, total indebtedness, restriction of acquisitions, disposition of property, repurchasing common stock and the Company’s ability to pay dividends.

In August 2003, the Company repaid in full and terminated the outstanding principal and interest due on an $82.5 million term loan and $35.0 million revolving credit facility. A non-cash charge of approximately $4.1 million related to the write-off of deferred financing costs associated with the terminated facilities was recorded. Additionally, during 2003, the Company recorded a charge of approximately $0.4 million related to the write-off of deferred financing costs related to the Company’s revolving credit facility that was in place prior to the $82.5 million term loan.

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

In July 2004, the Company entered into a two year lease for $3.6 million for production equipment at its new manufacturing facility in Lawrence, Kansas. The Company accounted for this transaction as a capital lease in accordance with Statement of Financial Accounting Standards No. 13, “Accounting for Leases.” In connection with the acquisition of Upstate, the Company assumed outstanding obligations under capital leases, primarily for production and office equipment with various terms and conditions.

Obligations under capital leases at January 1, 2006 and January 2, 2005 consisted of the following (in thousands):

	2005	2004
Equipment under capital leases	$1,557	$4,613
Less: current portion	(1,081)	(2,419)

Obligations under capital leases—non-current	$476	$2,194

The following table sets forth the cash payments, interest expense and capitalized interest during active construction periods of major capital projects for outstanding debt and capital leases (in thousands):

	2005	2004	2003
Interest payments made	$6,320	$5,741	$2,269
Interest expense	6,574	6,052	4,384
Interest capitalized	129	1,094	443

10.    COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company has entered into non-cancelable operating lease agreements for its corporate headquarters, manufacturing facilities, laboratory equipment, and other equipment that expire at various dates. The information below includes commitment amounts related to vacated facilities associated with exited activities (Note 4). In addition, the Company entered into a sublease agreement for a vacated laboratory facility in 2003. Future minimum annual rental obligations and related sublease income under the non-cancelable portion of operating leases as of January 1, 2006 were as follows (in thousands):

	Obligation	Sublease Income
2006	$2,750	$274
2007	2,622	280
2008	2,121	285
2009	1,799	97
2010	1,468	—
2011 and thereafter	4,943	—

	$15,703	$936

Rent expense was approximately $4.5 million, $3.9 million and $2.6 million in 2005, 2004 and 2003, respectively. Sublease rental income was approximately $0.3 million in 2005 and 2004 and $0.1 million in 2003.

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

Litigation

The Company is involved in certain litigation arising from the ordinary course of business. In management’s opinion, the ultimate resolution of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

Royalty Commitments

The Company has entered into various license agreements whereby the Company uses and sells certain technologies and products. Such license agreements call for royalties to be paid at 1% to 65% of net sales with minimum guarantees and advance payments. Royalty expense under these agreements, which is included in “Cost of sales,” was approximately $6.0 million, $4.9 million and $3.1 million in 2005, 2004 and 2003, respectively. Future annual minimum royalty commitments as of January 1, 2006, are as follows (in thousands):

2006	$2,088
2007	1,176
2008	1,181

$4,445

11.    INCOME TAXES

The income tax provision for the years ended January 1, 2006, January 2, 2005 and December 28, 2003 consisted of the following (in thousands):

	2005	2004	2003
Income tax provision (benefit) from continuing operations:
Current:
US federal and state	$3,119	$(372)	$3,294
Foreign	3,745	2,767	3,500

	6,864	2,395	6,794

Deferred:
US federal and state	(6,908)	5,396	(1,090)
Foreign	(2,372)	142	(167)

	(9,280)	5,538	(1,257)

Income tax provision (benefit) — continuing operations	$(2,416)	$7,933	$5,537

Income tax provision (benefit) — discontinued operations	$1,014	$—	$(5,035)

Income tax provision (benefit)	$(1,402)	$7,933	$502

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

The income tax provision from continuing operations as reported in the accompanying Consolidated Statements of Income differs from the amounts computed by applying federal statutory rates due to the following (in thousands):

	2005	2004	2003
Federal income tax (benefit) at statutory rates	$(560)	$8,957	$6,161
State income tax, net of federal income tax benefit	668	—	—
Impact of foreign tax rates and credits and permanent items	(2,450)	(948)	(1,108)
Other tax (benefit)	(74)	(76)	484

	$(2,416)	$7,933	$5,537

Income (loss) from continuing operations before taxes summarized by region for the years ended January 1, 2006, January 2, 2005 and December 28, 2003 was as follows (in thousands):

	2005	2004	2003
United States	$(4,478)	$17,199	$6,998
Foreign	2,878	8,395	10,606

	$(1,600)	$25,594	$17,604

Deferred income tax assets and liabilities reflect the impact of temporary differences between the amounts of assets and liabilities for financial reporting and income tax reporting purposes. Temporary differences which gave rise to deferred tax assets and liabilities at January 1, 2006 and January 2, 2005, were as follows (in thousands):

	2005	2004
Deferred tax assets:
Current deferred tax assets:
Accruals and reserves	$5,697	$1,738
Unearned compensation	1,286	750
Other	1,127	1,835

Total current deferred tax assets	8,110	4,323

Long-term deferred tax assets:
Excess book depreciation/impairment	2,916	—
Unearned Compensation	377	—
Net operating loss and credit carryforwards	17,426	10,292
Less valuation allowances	(6,012)	(4,038)

Total long-term deferred tax assets	14,707	6,254

Total deferred tax assets	22,817	10,577

Deferred tax liabilities:
Goodwill and intangible amortization	(39,989)	(37,431)
Other	(454)
Excess tax depreciation	—	(4,824)

Total long-term deferred tax liabilities	(40,443)	(42,255)

Net deferred tax liability	$(17,626)	$(31,678)

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

The Company has approximately $10.5 million of US net operating loss (NOL) carryforwards resulting from acquisitions during 2004 which begin to expire in 2018. Although the utilization of these losses is subject to limitations pursuant to Section 382 of the Internal Revenue Code, the Company expects to fully utilize the acquired NOL’s prior to their expiration. As of January 1, 2006, the Company has NOL carryforwards of approximately $2.5 million in Canada with an indefinite expiration period; due to the Company’s intention to exit Canada in 2006, a full valuation allowance was recorded against the Canadian NOL deferred tax asset in 2005.

The Company had foreign tax credit carryovers of approximately $1.5 million and Research & Development Tax Credits of approximately $2.6 million in the U.S. as of January 1, 2006, which expire in 2014 and 2024, respectively. The Company has a $6.8 million capital loss carryover that expires in 2009. Management considers projected future taxable income and tax planning strategies in assessing the need for valuation allowances that reduce deferred tax assets. Based upon historical taxable income, management believes it is more likely than not that the Company will fully realize the benefits of the above US NOL, capital loss and tax credit carryforwards; accordingly, no valuation allowance has been recorded against these related deferred tax assets as of January 1, 2006.

As of January 1, 2006, the Company has state income tax NOL carryforwards totaling approximately $96.2 million, expiring in various amounts over the next 15 years. Due to the uncertainty over the Company’s ability to utilize a portion of these state NOLs prior to expiration, a valuation allowance was recorded against the deferred tax asset totaling $5.2 million and $3.5 million as of January 1, 2006 and January 2, 2005, respectively.

On October 22, 2004, the American Jobs Creation Act (“AJCA”) was enacted. The AJCA includes a one-time opportunity that allows US-based multinational corporations to repatriate foreign earnings at a reduced rate of tax. Subject to meeting certain conditions and restrictions, 85% of qualifying repatriated foreign earnings, as defined by the AJCA, can be excluded from US taxable income. The Company did not elect to apply this provision and did not repatriate any foreign earnings in 2005. The AJCA also provides a deduction for income from qualified domestic production activities, which will be phased in from 2005 through 2010 as the extraterritorial tax regime is phased-out. The Company did not obtain any tax benefit in 2005 from the deduction due to operating losses in the US. The impact, if any, on the Company’s future provision for income taxes is not expected to be material.

The Company has not provided for US federal income and foreign withholding taxes on approximately $50.4 million of undistributed earnings of foreign subsidiaries as of January 1, 2006. The Company considers these undistributed earnings as permanently invested in the operations of such subsidiaries. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to US income taxes, adjusted for foreign tax credits. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation.

The Company believes that its tax reserves are adequate to cover any additional tax liability that may result from any federal, state, or foreign audits for all years still subject to audit.

The Company made income tax payments of approximately $5.1 million, $3.9 million and $3.2 million during 2005, 2004 and 2003, respectively. As of January 1, 2006 and January 1, 2005 the Company had an income tax receivable of $ 0.1 million and income taxes payable of approximately $1.8 million, respectively. Income tax receivable is included in “Other current assets” and income tax payable is included in “Accrued liabilities” in the accompanying consolidated financial statements.

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

12.    CONCENTRATION OF CUSTOMERS AND SUPPLIERS

The Company’s ten largest customers accounted for approximately 31%, 38% and 45% of total net revenues for the years ended January 1, 2006, January 2, 2005 and December 28, 2003, respectively. Only one customer made up greater than 10% of net revenues of the Company during each period as follows:

	2005	2004	2003
Johnson & Johnson	10%	15%	17%

At January 1, 2006 and January 2, 2005, the Company’s five largest customers represented 28% and 29%, respectively, of the Company’s accounts receivable balance.

At January 1, 2006, the Company purchased all of its bovine serum from a single vendor who sources from two abattoirs in the Midwestern United States. The Company has a long-term agreement with the supplier pursuant to which the Company is guaranteed certain minimum levels of serum. Additionally, the contract provides the Company with certain rights in the event of a change in control of this supplier.

At January 1, 2006, the Company purchased all of its recombinant human insulin from one vendor under a supply agreement which guarantees availability of minimum levels of insulin through the end of 2006. In March 2006 the Company and the vendor have concluded an extension of the supply agreement through 2009.

13.    EMPLOYEE RETIREMENT PLANS

The Company maintains a defined contribution 401(k) savings plan for all eligible employees. Under the plan, the Company matches a specified percentage of each participating employee’s compensation. Employees become immediately vested in the Company’s contributions as they are made. The Company’s contributions were approximately $1.5 million, $1.0 million and $0.7 million in 2005, 2004 and 2003, respectively.

14.    SEGMENT AND GEOGRAPHIC INFORMATION

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS No. 131”), defines operating segments to be those components of a business for which separate financial information is available that is regularly evaluated by management in making operating decisions and in assessing performance. SFAS No. 131 further requires that segment information be presented consistently with the basis and manner in which management internally disaggregates financial information for the purposes of assisting in making internal operating decisions.

We report operating results in two business segments, “Research” and “Bioprocessing.” The operations of Celliance represent the Bioprocessing segment and the operations of Chemicon and Upstate represent the Research segment.

Our Research segment sells a broad range of research products, including specialty reagents, kits, antibodies and molecular biology tools to research customers working in the areas of neuroscience, infectious disease, oncology, stem cell research and cell signaling. We are also a leading supplier of monoclonal antibodies, conjugates, antibody blends and molecular and cell biology-based detection kits for use in diagnostic laboratories. In addition, we are one of the leading suppliers of tools for kinase

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

research and one of the leading providers of drug discovery services to pharmaceutical companies targeting kinase biology-based drugs. We market our research products and services under our Chemicon® and Upstate® brand names.

Our Bioprocessing segment sells a variety of cell culture products, including highly purified proteins and tissue culture media components. These products are used primarily by biopharmaceutical and biotechnology companies as nutrient additives in cell culture media. One of our most significant products within the Bioprocessing segment is EX-CYTE®, a patented serum-free solution of cholesterol, lipoproteins and fatty acids. EX-CYTE® is used, in combination with other cell culture supplements, to reduce or replace animal serum in cell culture processes. We also provide a range of serum-based products in this segment, including Bovine Serum Albumin (“BSA”), under the brand name “Probumin™”, for which we are the world’s leading supplier. We also sell recombinant human insulin, under the brand name of “Incelligent™”, for use as a media supplement. This segment also manufactures and sells monoclonal antibodies, under the brand name “MonoSera™”, that are used in products such as blood typing reagents and in controls for diagnostic tests for certain infectious diseases. We believe these products comprise the world’s most comprehensive range of commercially available human monoclonal antibodies for blood grouping.

Prior to 2005, we reported operating results in three business segments: Research, Cell Culture and Diagnostics. These segments were based primarily on the differing production, manufacturing and other value-added processes that we performed with respect to our products and, to a lesser extent, the differing nature of the ultimate end use of our products. Prior to 2003, the Company reported a fourth segment, Therapeutic Products, which is accounted for as discontinued operations in all periods presented in the accompanying financial statements (Note 4). All amounts in the accompanying financial statements reflect the restatement of the pre-2005 segments so that they are consistent with the current year presentation.

The Company’s senior management utilizes multiple forms of analysis of operating and financial data to assess segment performance and to make operating decisions with respect to the segments.

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

The Company’s segment information for the years ended January 1, 2006, January 2, 2005 and December 28, 2003 is as follows (in thousands):

	2005	2004	2003
Net revenues:
Research	$138,006	$78,506	$43,043
Bioprocessing	136,939	117,417	103,872

Total	$274,945	$195,923	$146,915

Gross profit:
Research	$84,838	$50,828	$26,677
Bioprocessing	67,309	57,613	55,497

Total	152,147	108,441	82,174
Reconciling items:
Selling, general and administrative expenses	85,141	59,293	44,602
Research and development	17,199	10,144	6,214
Amortization of intangibles	7,206	3,771	2,175
Purchased in process research and development	—	3,263	—
Impairment and exiting costs.	38,025	—	2,778
Other expense (income), net	597	(54)	180
Write-off of deferred financing costs	—	965	4,492
Interest expense	7,361	6,052	4,384
Interest income	(1,782)	(587)	(255)

Income from continuing operations, before tax	$(1,600)	$25,594	$17,604

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

Prior to 2005, the Company did not determine operating income and income before income taxes or segregate assets by segment because a significant portion of selling, general and administrative expenses, research and development expenses and assets were shared and not allocated to operating units. Beginning in 2005, with the decision to change from a company organized primarily by functional organizational units to a company with distinct operating units in two business segments and a separate corporate group, we are able to provide additional segment information for 2005; however, comparable information for 2004 is not available and as a result not presented. The additional segment information for the year ended January 1, 2006 is as follows (in thousands):

	2005
	Research	Bioprocessing	Corporate	Total
Gross profit	$84,838	$67,309	$—	$152,147
Selling, general and administrative expenses (excluding depreciation)	47,157	12,536	17,397	77,090
Research and development (excluding depreciation)	12,904	3,235	774	16,913
Depreciation	3,302	3,463	1,572	8,337
Amortization	6,159	1,047	—	7,206
Impairment and exiting costs	—	38,025	—	38,025

Operating income (loss)	15,316	9,003	(19,743)	4,576
Other expense (income), net	287	(149)	6,038	6,176

Income (loss) from continuing operations before income tax	$15,029	$9,152	$(25,781)	$(1,600)

Assets at January 1, 2006	$386,744	$180,568	$56,307	$623,619

Geographic Information

The Company markets its products and services to numerous countries worldwide and has manufacturing operations in the United States, Canada, the United Kingdom and Australia. Other than in the United States, the Company does not conduct business in any one country in which its revenues in that country are more than 10% of the Company’s consolidated net revenues. However, the majority of the Company’s remaining foreign sales are to Western Europe. Net revenues are attributed to regions based on the country to which the Company ships its products, which can differ from their ultimate destination. The composition of the Company’s net revenues to unaffiliated customers between those in the United States and other foreign locations and of the Company’s long-lived assets for the years ended

January 1, 2006, January 2, 2005 and December 28, 2003 are set forth below (in thousands):

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

	2005	2004	2003
Net revenues to unaffiliated customers:
United States	$182,431	$122,244	$93,523
Other foreign	92,514	73,679	53,392

	$274,945	$195,923	$146,915

Long-lived assets:
United States	$433,133	$433,046	$191,040
Canada	2,398	22,999	17,166
United Kingdom	9,892	9,248	9,317
Australia	355	489	525

	$445,778	$465,782	$218,048

15.    QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The quarterly results of operations for the years ended January 1, 2006 and January 2, 2005, respectively, are as follows (in thousands, except per share amounts):

2005	First	Second	Third	Fourth
Net revenues	$56,635	$64,208	$66,969	$87,133
Gross profit	30,839	36,713	38,226	46,369
Income (loss) from continuing operations(1)	1,904	4,846	7,654	(13,588)
Income from discontinued operations (Note 4)	—	—	—	1,883
Net income(loss)	1,904	4,846	7,654	(11,705)
Basic earnings (loss) per share(2)	0.06	0.14	0.22	(0.34)
Diluted earnings per share(2)	0.05	0.14	0.20	(0.34)

2004	First	Second	Third	Fourth
Net revenues	$36,504	$43,963	$46,294	$69,162
Gross profit	19,470	24,931	24,981	39,059
Net income(3)	2,983	5,398	5,739	3,541
Basic earnings per share(2)	0.12	0.22	0.23	0.12
Diluted earnings per share(2)	0.11	0.18	0.19	0.12

(1)	Net income in the fourth quarter of 2005 includes pretax charges of $38.0 million for impairment and exiting costs and $1.3 million in inventory write off costs (Note 5).
(2)	Basic and diluted earnings per share are computed independently for each of the quarters presented. As such, the summation of the quarterly amounts may not equal the total basic and diluted earnings per share reported for the year.
(3)	Net income in the fourth quarter of 2004 includes a pretax charge of $3.3 million for purchased in-process research and development.

SEROLOGICALS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (CONTINUED)

January 1, 2006, January 2, 2005 and December 28, 2003

16.    SUBSEQUENT EVENTS

On January 13, 2006, the Company completed a sale of its diagnostic production facility and distribution warehouse based in Milford, Massachusetts for cash proceeds of $3.3 million. The Company expects to report a gain on the sale of approximately $1.2 million in the first quarter 2006.

On March 13, 2006, Serologicals UK Holding Company Limited, our wholly-owned subsidiary, entered into a definitive agreement to acquire the entire issued ordinary share capital of Cytomyx Limited for aggregate cash consideration of $7 million. The consideration will be subject to a post-closing working-capital adjustment. Cytomyx Limited, which is based in Cambridge, England, and is a wholly owned subsidiary of Cytomyx Holdings Plc, is a leading provider of ion channel cell lines and drug discovery services. The acquisition is subject to approval of the shareholders of Cytomyx Holdings Plc and to other customary closing conditions. Cytomyx Holdings Plc has obtained irrevocable written undertakings from the holders of approximately 40% of its voting shares to approve the sale. Following completion of the acquisition, which is expected to occur on March 31, 2006, Cytomyx Limited will operate as part of our Research segment.